Associated Banc-Corp

NEWS RELEASE
For more information:
Janet L. Ford, VP of Public Relations
414-278-1890
janet.ford@associatedbank.com

Binder Appointed to Associated’s Board of Directors

GREEN BAY, Wis. – October 28, 2008 – Associated Banc-Corp (NASDAQ: ASBC) announced today that President and Chief Operating Officer Lisa B. Binder has been appointed to the Associated Banc-Corp Board of Directors.

“This appointment recognizes Lisa’s contributions to the organization and reflects the Board’s confidence in her,” said Paul Beideman, Chairman and CEO. “Lisa has done an outstanding job during the past two years. She has been vital in managing the team through these most turbulent times.”

Binder joined Associated in January 2007. Based in Milwaukee, Binder oversees Associated Banc-Corp’s various lines of business, including retail, commercial and corporate banking, corporate real estate, wealth management, and insurance services. She also oversees the bank’s IT systems, marketing and communications functions, and operations. Binder was recently named one of The 25 Most Powerful Women in Banking by U.S. Banker. The magazine considered the performance of nearly 5,000 executives from across the country before compiling this year’s list of the most influential women in banking.

“I feel privileged to be part of this terrific team and appreciate the confidence Paul and the Board have in me and my ability to contribute to the continued success of our organization,” said Binder.

The appointment is effective immediately. Binder will serve a current term through the company’s 2009 annual meeting of shareholders.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.